Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Evergy, Inc. of our report dated June 22, 2020 with respect to the statements of net assets available for benefits of the Evergy, Inc. 401(k) Savings Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019, which appear in the Form 11-K of the Evergy, Inc. 401(k) Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Kansas City, Missouri

March 22, 2021